Exhibit 10.3

AMENDMENT TO LETTER AGREEMENT

This Amendment (the “Amendment”) is dated as of December 22, 2025, by and among (i) Braemar Hotels & Resorts Inc., a Maryland corporation, and Braemar Hospitality Limited Partnership, a Delaware limited partnership (collectively, the “Company”), and (ii) Ashford Inc., a Nevada corporation, and Ashford Hospitality Advisors LLC, a Delaware limited liability company (collectively, “Advisor”).

RECITALS:

WHEREAS, the Company and Advisor are parties to that certain Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018 (as amended, the “Advisory Agreement”), pursuant to which certain payments are required to be paid to Advisor upon a change of control of the Company.

WHEREAS, certain subsidiaries of the Company are parties to that certain Braemar Master Project Management Agreement and Amended & Restated Braemar Hotel Master Management Agreement, each dated as of August 8, 2018 (collectively, the “Master Agreements”).

WHEREAS, the special committee of the board of directors of the Company (the “Special Committee”), comprised entirely of independent directors, determined, after evaluating strategic alternatives, that it was in the best interests of the Company to pursue to a Company Sale Transaction and enter into that certain letter agreement, dated as of August 26, 2025 (the “Letter Agreement”), which sets forth, among other things, the amount of the termination payments owing to Advisor upon a change of control of the Company under the Advisory Agreement and the Master Agreements, which was intended to provide clarity to potential buyers as to the amount of such payments, thereby facilitating a competitive bidding process and a Company Sale Transaction that is in the best interests of the Company.

WHEREAS, the Special Committee desires to amend the Letter Agreement to eliminate unintended ambiguity regarding the circumstances under which certain termination fees become due and payable to Advisor and the timing of payment in order to more fully reflect the parties’ original intent under the Letter Agreement and ensure consistency across potential transaction structures in how the proceeds from a Company Sale Transaction are applied.

WHEREAS, the Special Committee has reviewed this Amendment and has deemed this Amendment to be advisable and in the best interests of the Company.

 WHEREAS, capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Letter Agreement or Advisory Agreement, as applicable.

 NOW, THEREFORE, in consideration of the mutual covenants set forth in this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties to this Amendment acknowledge and agree that:

AGREEMENT:

1.            Company Sale Fee. Section 2(b) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

The Company Sale Fee and Accrued Fees shall be due and payable in cash upon the closing of a Company Sale Transaction. The Company agrees that the definitive documentation for a Company Sale Transaction shall require the Buyer to pay Net Sale Proceeds from the Company Sale Transaction directly to Advisor in satisfaction of the Company’s obligations to pay the Company Sale Fee and Accrued Fees; provided, that such payment shall be made from sale proceeds remaining after the payment of the Master Agreement Termination Fee to Advisor, if applicable, but before any other payments, dividends or distributions are made. To the extent that the Net Sale Proceeds from a Company Sale Transaction are insufficient to pay the Company Sale Fee and Accrued Fees in their entirety, the Net Sale Proceeds from any subsequent sales or dispositions of assets of the Company or its Subsidiaries shall be paid in a manner consistent with the provisions of this Section 2(b) until the Company Sale Fee and Accrued Fees are paid in full. “Net Sale Proceeds” means the cash and cash equivalents actually received by the Company or its Subsidiaries from a Company Sale Transaction net of (i) all reasonable and customary fees, costs, and expenses incurred by the Company or its Subsidiaries in connection with such transaction; (ii) the repayment, discharge, or cash collateralization of indebtedness and other monetary encumbrances on the assets or equity interests sold; (iii) all taxes required to be paid or remitted in connection with such transaction; (iv) amounts required to be placed in escrow, reserve or holdback or paid to any governmental authority or third party as a condition to closing such transaction; and (v) a reasonable reserve for operating expenses, working capital needs, wind-down costs, and contingent or accrued liabilities of the Company and its Subsidiaries, in each case as determined in good faith by the Company. In the event of a Company Sale Transaction constituting a merger, reorganization, business combination or consolidation of the Company or a sale of all or substantially all of the assets of the Company, in a publicly or privately marketed transaction for cash or a combination of cash or securities, the Advisory Agreement will terminate immediately upon the closing of the Company Sale Transaction and payment of the Company Sale Fee and Accrued Fees to Advisor. Otherwise, upon the complete satisfaction and discharge of the Company Sale Fee and Accrued Fees, each of the Company and Advisor may terminate the Advisory Agreement upon providing 60 days’ prior written notice to one another.

2.            Definition of “Company Sale Transaction”. Section 6(e) of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

(e) “Company Sale Transaction” shall mean a Company Change of Control.

3.            Master Agreements. Section 7 of the Letter Agreement is hereby amended and restated in its entirety to read as follows:

The Company agrees that the definitive documentation for a Company Sale Transaction shall either (a) include an express condition to closing that the Buyer shall have assumed (if applicable), and agreed not to terminate, the Master Agreements upon the closing of a Company Sale Transaction or (b) provide that the Master Agreements shall terminate effective upon the closing of a Company Sale Transaction, subject to the payment of Twenty Five Million Dollars ($25,000,000) (the “Master Agreement Termination Fee”) from Net Sale Proceeds directly to Advisor. Notwithstanding anything to the contrary contained in the Advisory Agreement or the Letter Agreement, if the Company Sale Transaction is a sale or disposition of assets (in one or more transactions) resulting in an aggregate amount of sales or dispositions with a Gross Asset Value of 50% or more of the Gross Asset Value of all of the Company’s assets (it being understood that Gross Asset Value for purposes of this Section 7 shall be calculated as of January 1, 2025), the definitive documentation for such sale or disposition transaction shall require the buyer party thereto to pay the cash proceeds from such sale or disposition transaction directly to Advisor necessary to satisfy the Company’s obligations to pay the Master Agreement Termination Fee and the Master Agreements shall terminate effective upon the closing of such transaction; provided, that to the extent that the proceeds from such a sale or disposition are insufficient to pay the Master Agreement Termination Fee in its entirety, the proceeds from any subsequent sales or dispositions of assets of the Company or its Subsidiaries shall be paid in a manner consistent with the provisions of this Section 7 until the Master Agreement Termination Fee is paid in full. Upon the approval of a plan of liquidation by the stockholders of the Company, the Master Agreements shall be terminated effective upon such approval, subject to payment of the Master Agreement Termination Fee to Advisor concurrently with such approval. The payment of the Master Agreement Termination Fee shall be made before the payment of the Company Sale Fee and Accrued Fees, as applicable, or any other payments, dividends or distributions are made. All other property-level contracts, agreements, and obligations (collectively, “Property Agreements”) shall remain in full force and effect in accordance with their respective terms, subject to the receipt of any consents or approvals required thereunder. For the avoidance of doubt, unless expressly terminable upon a Company Sale Transaction pursuant to the terms of the applicable Property Agreement, such Property Agreements shall continue unaffected by the Company Sale Transaction.

4.            Miscellaneous.

(a)            All references to the “Letter Agreement” shall be deemed to be references to the Letter Agreement as amended by this Amendment.

(b)            Other than as expressly modified pursuant to this Amendment, all provisions of the Letter Agreement remain unmodified and in full force and effect.

(c)            This Amendment shall be governed and construed in accordance with the laws of the State of Maryland without regard to the conflict of laws principles thereof.

(d)            The Company and Advisor have participated jointly in the negotiation and drafting of this Amendment. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.

(e)            This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(f)            This Amendment shall not be altered or otherwise amended or assigned in any respect, except pursuant to an instrument in writing signed by the parties hereto. The waiver by a party of a breach of any provisions of this Amendment shall not operate or be construed as a waiver of any subsequent breach.

(g)            This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same agreement.

[Signatures Appear on the Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY

Braemar Hotels & Resorts Inc., a Maryland corporation

By:	/s/ Richard Stockton
Name: Richard Stockton
Title: Chief Executive Officer & President

Braemar Hospitality Limited Partnership, a Delaware limited partnership

By: Braemar OP General Partner LLC, its general partner

By:	/s/ Richard Stockton
Name: Richard Stockton
Title: Chief Executive Officer & President

ADVISOR

Ashford Hospitality Advisors LLC, a Delaware limited liability company

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Title: Chief Financial Officer

Ashford Inc., a Nevada corporation

By:	/s/ Deric Eubanks
Name: Deric Eubanks
Title: Chief Financial Officer

[Signature Page to Amendment to Letter Agreement]